HORIZON GLOBAL

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333?203138

May 21, 2015 May 21, 2015

Welcome to the first investor and analyst day for Horizon Global. We are proud to be here.  It’s an important day for us to share our new direction as a  standalone company.

The day will be framed around the past, present and future of  our business. We hope at the end of the day, you will walk away with the realization that Horizon Global  is a growing global enterprise with opportunities to expand margin through leveraging the investments made  over the past few years.

Our past is a storied one, with brands that date back to  1855. We are fortunate to stand on the shoulders of those leaders that established an industry and built  their enterprises to satisfy new and different customer demands.

Our present is one where we have the opportunity to establish  a global and more productive enterprise. We have yet to fully realize the benefits associated  with the investments we made over the past few years. We will spend time with you today sharing how  we will leverage those investments to expand geographically and improve productivity.

Our future is all about our customers, employees and owners. Our customers demand new, innovative and thoughtful products that help grow and expand our industry. Our  ability to be able to do that and generate significant cash flow to be able to satisfy those new  customer needs is one of the things that’s ahead of us. Our employees will benefit from being part  of a more vital, growing enterprise that will invest in their future and our company’s future. Being a  vital enterprise builds momentum in the organization to help meet our employees’ needs. Our owners have  been patient with the $50 million of investments that have been made. We need to deliver on the  value proposition associated with those investments. The actions necessary to do that are clear to  us.

We hope that you leave today’s meeting with clarity around our  direction on a goforward basis. We have the opportunities to grow the business and the opportunities  to make the business more profitable and therefore generate real value for our shareholders.

Mark Zeffiro

President & CEO

Registration Statement

The Company has filed a registration statement (including a prospectus) with the SEC for the spin-off to which this communication relates. You should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the spin-off. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by contacting us at 248-631-5467.

HORIZON GLOBAL

NYSE: HZN www.horizonglobal.com